Exhibit 3.3

PROPOSED AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RANCHER ENERGY CORP.

Rancher Energy Corp., a Nevada corporation (the “Corporation”), does hereby certify that (i) the name of the Corporation is Rancher Energy Corp., (ii) the Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Nevada on February 4, 2004 and subsequently amended on April 11, 2006.

These Amended and Restated Articles of Incorporation (the “Articles”) have been duly adopted, as required by law, at a duly called Special Meeting of the Stockholders held on _____ __, 200_. The number of shares that voted for the Articles was sufficient for approval. In addition, these Articles have been duly adopted by the Unanimous Written Consent of the Board of Directors in Lieu of Special Meeting, dated December 11, 2006. These Articles supersede the original Articles of Incorporation and all amendments thereto and pursuant to the provisions of Title 7, Chapter 78, Section 403 of the Nevada Revised Statutes, the text of the Articles of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation shall be: Rancher Energy Corp.

ARTICLE II

PERIOD OF DURATION

This corporation shall exist in perpetuity, from and after the date of filing these Articles with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE III

PURPOSES AND POWERS

Section 1. Purposes.

Except as restricted by these Articles, the corporation is organized for the purpose of engaging and carrying on any lawful business activity for which corporations may be incorporated pursuant to the Nevada Revised Statutes.

Section 2. General Powers.

Except as restricted by these Articles, the corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Revised Statutes.

Section 3. Issuance of Shares.

The Board of Directors of the corporation may divide and issue any class of stock of the corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada.

ARTICLE IV

CAPITAL STOCK

The authorized capital of this Corporation shall be two hundred seventy five million (275,000,000) common shares, par value $0.0001 per share, which shares shall be designated “Common Stock”.

Section 1. Dividends.

Dividends in cash, property, common stock or other securities of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law.

Section 2. Voting Rights; Cumulative Voting.

Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of the Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of stockholders. Cumulative voting shall not be allowed in the election of directors of the corporation. Except as otherwise provided by these Articles or the Nevada Revised Statutes, if a quorum is present, the affirmative vote of a majority of the Common Stock or Common Stock equivalent represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Section 3. Consideration for Shares.

The Common Stock authorized by this Article IV shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 4. Assessment of Stock.

The capital stock of this Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Section 5. No Preemptive Rights.

Except as otherwise provided herein or in a Certificate of Designations, no holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock or any class or series of the Corporation shall have any preemptive right.

ARTICLE V

INDEMNIFICATION

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation, or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an officer or director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article V shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Nevada Revised Statutes require the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified under this Section, or otherwise.

(b) If a claim hereunder is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Nevada Revised Statutes for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada Revised Statutes, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any officer, director, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of officers and directors of the Corporation or individuals serving at the request of the Corporation as an officer, director, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

ARTICLE VI

ELIMINATION AND LIMITATION OF PERSONAL LIABILITY

No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer or directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. If the Nevada Revised Statutes are amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of officers or directors, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, or amendments thereto. No repeal or modification of this paragraph shall adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right to amend its Articles from time to time in accordance with the Nevada Revised Statutes.

ARTICLE VIII

ADOPTION AND AMENDMENT OF BYLAWS

The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the Bylaws may also be altered or amended or repealed at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment is contained in the notice of the meeting. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles.

ARTICLE IX

COMBINATIONS WITH INTERESTED STOCKHOLDERS

Notwithstanding any other provision of these Articles or the Bylaws, Sections 78.411 through 78.444 of the Nevada Revised Statutes (or any successor statutes) shall not apply to any combination between the Corporation and any interested stockholder of the Corporation.

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IN WITNESS WHEREOF, the undersigned, has signed these Amended and Restated
Articles of Incorporation this ___ day of ______ 200__ to be effective upon filing with the Secretary of State of the State of Nevada.

RANCHER ENERGY CORP.

____________________________
John Works, President &
Chief Executive Officer

STATE OF COLORADO   )
                                               ) ss.
COUNTY OF DENVER      )

I, ________, a Notary Public, hereby certify that on the ___ day of _______, 200_, personally appeared before me, _______, who being by me first duly sworn declared that he is the person who signed the foregoing document as President & Chief Executive Officer, and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set may hand and seal on the date herein before mentioned.

My commission expires:    ________

(S E A L)
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